       Exhibit 99.2

TRINITY BANCORP, INC.
Unaudited Condensed Consolidated Statement of Financial Condition
As of September 30, 2019
(in thousands except share data)
September 30, 2019
Assets
Cash and due from banks	$2,976
Interest-bearing deposits in banks	15,083
Cash and cash equivalents	18,059

Securities available-for-sale, at fair value	9,784
Loans, net of unearned income	135,089
Less allowance for loan losses	(2,115)
Net loans	132,974
Premises and equipment, net	2,461
Accrued interest receivable	629
Foreclosed assets	121
Deferred income taxes, net	579
Other assets	577
Total assets	$165,184
Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$33,699
Interest-bearing deposits	111,839
Total deposits	145,538
Federal Home Loan Bank advances	1,913
Accrued interest payable and other liabilities	659
Total liabilities	148,110

Stockholders' Equity
Common stock	1,746
Additional paid-in capital	20
Retained earnings	15,329
Accumulated other comprehensive gain	38
Treasury stock at cost	(59)
Total stockholders' equity	17,074
Total liabilities and stockholders' equity	$165,184

TRINITY BANCORP, INC.
Unaudited Condensed Consolidated Statement of Income
For the nine months ended September 30, 2019
(in thousands except per share data)

September 30, 2019
Interest income:
Loans, including fees	$5,670
Taxable securities	68
Nontaxable securities	120
Other interest income	243
Total interest income	6,101
Interest expense:
Deposits	1,112
Federal Home Loan Bank advances	40
Total interest expense	1,152
Net interest income	4,949
Provision for loan losses	116
Net interest income after provision for loan losses	4,833
Noninterest income:
Service charges and fees	197
Mortgage operations	205
Other noninterest income	31
Total noninterest income	436
Noninterest expense:
Salaries and employee benefits	1,513
Occupancy expenses	137
Equipment rentals, depreciation, and maintenance	109
Telephone and communications	54
Advertising and business development	49
Data processing	436
Foreclosed assets, net	(75)
Federal deposit insurance and other regulatory assessments	28
Legal and other professional services	722
Other operating expenses	249
Total noninterest expense	3,222
Income before income taxes	2,047
Provision for income taxes	406
Net income	$1,641

Basic net earnings per common share	$0.94
Diluted net earnings per common share	$0.94
Dividends per common share	$-